AGREEMENT TO FILE JOINT SCHEDULE 13D

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby consent to the joint filing on their behalf of a single Schedule 13D and any amendments thereto, with respect to the beneficial ownership by each of the undersigned of shares of the common stock of Passport Potash, Inc., a Canadian corporation. The undersigned hereby further agree that this statement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

Dated: September 18, 2012	By:	/s/ Michael Brauser
Michael Brauser
Dated: September 18, 2012	BIRCHTREE CAPITAL, LLC

	By:	/s/ Michael Brauser
Michael Brauser

Dated: September 18, 2012	GRANDER HOLDINGS, INC. 401K PROFIT SHARING PLAN

	By:	/s/ Michael Brauser
Michael Brauser